UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934.

Date of Report: April 18, 2011

(Date of earliest event reported)

SciClone Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-19825	94-3116852
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

950 Tower Lane, Suite 900, Foster City, CA	94404
(Address of principal executive offices)	(Zip Code)

(650) 358-3456

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

(e) As previously disclosed in the Current Report on Form 8-K as filed with the Securities Exchange Commission (“SEC”) on April 19, 2011, SciClone Pharmaceuticals, Inc., a Delaware corporation (“SciClone”) acquired NovaMed Pharmaceuticals, Inc. (“NovaMed”) pursuant to a Share Purchase Agreement (the “Agreement”) dated April 18, 2011 between SciClone, NovaMed Pharmaceuticals, the shareholders of NovaMed and SciClone Pharmaceuticals Hong Kong Limited, a wholly-owned subsidiary of SciClone (“SciClone HK”).

Pursuant to the terms of the Agreement, SciClone HK entered into an Employment Agreement and Change of Control Agreement with Mark Lotter, effective April 18, 2011. Under the terms of the Employment Agreement, Mr. Lotter will be seconded to SciClone Pharmaceuticals (China) Limited, a wholly-owned subsidiary of SciClone, and to NovaMed Pharmaceuticals (Shanghai) Co., Ltd., a wholly-owned subsidiary of NovaMed (“NovaMed Shanghai”), where he will serve as NovaMed Shanghai’s chief executive officer and oversee SciClone’s China operations.

Mr. Lotter will receive a total annual compensation of $360,000, net of taxes, for services to be provided to SciClone subsidiaries including SciClone HK and NovaMed Shanghai. Mr. Lotter is eligible to receive an annual target bonus from SciClone’s subsidiaries, the aggregate amount of which is equal to approximately 40% of his total annual salary, based upon achievement of annual performance targets. Cash compensation payable to Mr. Lotter, including salary, bonuses and cash severance payments described below, will be grossed up such that Mr. Lotter receives the specified amounts on an after tax basis.

Mr. Lotter was also granted two stock options for an aggregate of 300,000 shares of SciClone’s common stock at an exercise price of $4.63 per share, the closing price of SciClone’s common stock on the NASDAQ stock market on April 20, 2011. Options for 200,000 shares will vest over time with 50% of the shares vesting on April 18, 2013, and the remaining shares vesting monthly over the next twenty four (24) months in substantially equal monthly amounts. Options for up to 100,000 shares will vest if the certain financial performance metrics of SciClone are achieved as reflected in SciClone’s audited financial results for fiscal 2012 or, 2013.

In the event of a termination of his employment without cause, Mr. Lotter is entitled to severance payments in the aggregate equal to 12 months of approximately equal to 100% of his total annual compensation, a separation bonus of 50% of the average of Mr. Lotter’s actual annual bonus paid for the two most recent fiscal years for which bonuses have been paid prior to his termination date, and continuation of certain health care benefits until the earlier of one year, or Mr. Lotter’s employment by another company.

Pursuant to the Change in Control Agreement, if Mr. Lotter is involuntarily terminated within one year following a change of control (as defined in such agreement) of SciClone, he will be entitled to severance pay substantially similar to the payment he would receive in a termination without cause. He would also receive, the immediate vesting of any then-unvested portion of any time-based or performance metrics-based options, and the extension of the exercise period for any unexercised portion of all nonstatutory stock options held by him as of the date of such termination to be 12 months after the date of such termination. In addition, for 3 months following such termination, Mr. Lotter will be retained as an independent contractor providing consulting services to SciClone HK for up to 5 hours per week, at a consulting rate of $400.00 per hour, plus expenses. If Mr. Lotter voluntarily resigns or is terminated for cause, he will not be entitled to any severance payment or acceleration of vesting of his unvested options.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 22, 2011	SCICLONE PHARMACEUTICALS, INC.

	By:	/S/ GARY S. TITUS
Gary S. Titus
Chief Financial Officer and Senior Vice President, Finance